EXHIBIT 21.1

SUBSIDIARIES OF ALMA MARITIME LIMITED

Suez Topaz Limited (Marshall Islands)

Suez Diamond Limited (Marshall Islands)

Suez Jade Limited (Marshall Islands)

Suez Pearl Limited (Marshall Islands)

Suez Turquoise Limited (Marshall Islands)

Suez Amber Limited (Marshall Islands)

Suez Crystal Limited (Marshall Islands)

Suez Emerald Limited (Marshall Islands)

Suez Ruby Limited (Marshall Islands)